Exhibit 10.6
Description of 2012 Short-Term Incentive Umbrella Plan
Under the Amended and Restated 2006 Equity and Performance Incentive Plan
2012 Performance Goal and Bonus Pool
The performance goal for the Company's 2012 fiscal year (the "STI Performance Period") shall be $5.0 million in Net cash provided by operating activities, as reported in the Company's Statements of Consolidated Cash Flows (“Cash Flow”). The bonus pool, representing the amount available for payment of bonuses, shall equal 15% of Cash Flow.
The purpose of establishing the maximum pool under the Company's 2012 Short-Term Incentive Umbrella Plan (the "2012 STI Umbrella Plan") is to improve tax efficiency with respect to the Company's incentive programs and achieve an Internal Revenue Code Section 162(m) "performance based" exemption for annual bonus amounts earned by the designated participants identified below, during the STI Performance Period. The 2012 STI Umbrella Plan is authorized by and subject to the terms of the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan.
The specified maximum pool allocations, as established and defined below are subject to the Company's Compensation Committee's authority to reduce, but not increase, the amount of the actual bonus earned and payable to each designated participant under the 2012 STI Umbrella Plan. It is anticipated that the payouts to the covered employees under the 2012 STI Umbrella Plan will be reduced by the Company's Compensation Committee through the exercise of negative discretion, which is permitted under Section 162(m). The Company's Compensation Committee's exercise of negative discretion with respect to one participant's award under the bonus pool shall not result in an increase in the amount payable to another participant under the bonus pool.
Allocation of Bonus Pool to Designated Participants

Executive Name	Executive Title	Percent of Pool Allocated to Executive[1]
Jack A. Hockema	Chief Executive Officer	39.000%
John Barneson	SVP, Corporate Development	10.280%
John M. Donnan	SVP, General Counsel and Secretary	17.135%
[Other Designated Participant]	[Designated Participant Title]	[Percentage]
[Other Designated Participant]	[Designated Participant Title]	[Percentage]

Administrative Provisions

The 2012 STI Umbrella Plan only applies to the calculation and award of incentive awards, if any. There will be no duplication of benefits created by the 2012 STI Umbrella Plan.

The 2012 STI Umbrella Plan will not increase any benefits that may be payable under any severance and/or change in control agreements.